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                                                                     Exhibit 5.3

                     [Letterhead of Debevoise & Plimpton]

                                                               November 9, 1999

RSL Communications, Ltd.
RSL Communications PLC
767 Fifth Avenue, Suite 4300
New York, New York 10153

                       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to each of RSL Communications PLC and RSL Communications, Ltd. (together, the "Companies") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended, the "Registration Statement") relating to the proposed exchange by the Companies of $175,000,000 aggregate principal amount at maturity of its 9 7/8% Senior Subordinated Notes due 2009 (the "New Notes") for $175,000,000 aggregate principal amount at maturity of its currently outstanding 9 7/8% Senior Subordinated Notes due 2009 (the "Old Notes"). The Old Notes and the New Notes were or, will be, respectively issued by the Company pursuant to the Indenture (the "Indenture"), dated as of May 13, 1999, by the Companies to The Chase Manhattan Bank, as trustee, as amended by the
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                                       2                       November 9, 1999


First Supplemental Indenture by the Companies to The Chase Manhattan Bank, dated as of September 28, 1999.

     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     We are of the opinion that, when the Registration Statement has become effective under the Act and the New Notes, when duly executed and delivered, shall have been issued and exchanged for the Old Notes in the manner described in the Registration Statement and in accordance with the Indenture, the New Notes will be validly issued and will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. As to as to matters governed by the laws of England and Wales or the laws of Bermuda, we have relied on the legal opinions delivered to the Companies by each of Levinson Gray and Conyers Dill & Pearman, the counsels to the Companies in the United Kingdom and Bermuda, respectively, each dated of even date herewith.

     We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the corporate laws of the State of Delaware.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" in the prospectus set forth therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,


                                /s/ Debevoise & Plimpton